Execution Copy

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ONEOK PARTNERS INTERMEDIATE

LIMITED PARTNERSHIP

i

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF ONEOK PARTNERS INTERMEDIATE

LIMITED PARTNERSHIP

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP, dated as of September 15, 2006 (“Amendment No. 1”), is entered into by and among ONEOK ILP GP, L.L.C., a Delaware limited liability company (“OILP GP, LLC”) in its capacity as the General Partner, and all of the Persons now or heretofore admitted as a Partner in the Partnership or parties hereto as provided herein. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Existing Agreement (defined below).

R E C I T A L S:

WHEREAS, effective as of May 17, 2006 the limited partnership agreement of the Partnership was amended and restated in accordance with the terms of that certain Second Amended and Restated Agreement of Limited Partnership of ONEOK Partners Intermediate Limited Partnership, dated as of May 17, 2006 (the “Existing Agreement”); and

WHEREAS, pursuant to the terms of that certain IP Restructuring Agreement (as defined herein), the partnership interest of the General Partner has been changed to a 0.01% Partnership Interest and is now held by OILP GP, LLC, a wholly owned subsidiary of the MLP, and the Partnership has become a wholly owned subsidiary of the MLP; and

WHEREAS, the General Partner has determined that it is appropriate to amend the Existing Agreement for the purposes, among other things, of reflecting the changes effected pursuant to the IP Restructuring Agreement, including the reduced percentage interest of the General Partner, and the resulting increased percentage interest of the MLP as the Limited Partner of the Partnership (the Existing Agreement as amended by this Amendment No. 1, the “Agreement”);

NOW, THEREFORE, for and in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Changes to Definitions.

The following terms are defined in the Existing Agreement. From and after the date of this Amendment No. 1, the definitions of such terms in the Existing Agreement shall be superseded and replaced in their entirety by the following definitions of such terms:

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed in accordance with Section 6.2, as amended and in effect on the date hereof, and as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“General Partner” means OILP GP, LLC and any Person or Persons that are approved as a successor General Partner pursuant to Section 12.1 or 12.2 and, in either case, is admitted to the Partnership as general partner in accordance with the terms of Section 11.2.

“General Partner Percentage Interest” means 0.01% at any time from and after the date of the IP Restructuring Agreement.

“OPGP” means ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the MLP.

“Percentage Interest” means at any time from and after the date of the IP Restructuring Agreement, as of the date of determination, (a) as to the General Partner, its General Partner Percentage Interest, (b) as to a Limited Partner, 99.99% multiplied by a fraction equal to the portion of the Partnership Interests of all Limited Partners represented by the Partnership Interests of such Limited Partner.

Section 1.2 Additional Defined Terms.

Section 1.1 of the Existing Agreement shall be amended by adding the following as additional defined terms of the Agreement.

“IP Restructuring Agreement” means that certain Reorganization Agreement dated as of September 15, 2006 among the MLP, the Partnership, OPGP and the General Partner pursuant to which OPGP and the MLP agreed to restructure their ownership in the Partnership as a result of which the Partnership will become a wholly owned subsidiary of the MLP and the General Partner Percentage Interest of OPGP under the MLP Agreement has been increased to an aggregate of 2% and the General Partner Percentage Interest under this Agreement has been reduced to 0.01%. Pursuant to the IP Restructuring Agreement, the MLP has contributed to OILP GP, LLC, a 0.01% general partner interest in the Partnership and OPGP has contributed to the MLP a 1.0101% limited partner interest in the Partnership in exchange for an increase to an aggregate of 2% in the general partner percentage interest of OPGP in the MLP under the MLP Agreement.

“OILP GP, LLC” means ONEOK ILP GP, L.L.C., a Delaware limited liability company and the entity that, after giving effect to the transactions contemplated in the IP Restructuring Agreement, serves as the General Partner.

Section 1.3 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Amendment No. 1 shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Amendment No. 1; (c) the terms “include”,

“includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Amendment No. 1 as a whole and not to any particular provision of the Agreement. The table of contents and headings contained in this Amendment No. 1 are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Amendment No. 1 or the Existing Agreement.

ARTICLE II

RESTATEMENT OF SPECIFIED SECTIONS

Section 2.1 Additional Capital Contributions.

Section 4.2 of the Existing Agreement shall be superseded and replaced in its entirety with the following:

“Section 4.2 Additional Capital Contributions.

With the consent of the General Partner, a Limited Partner, may, but shall not be obligated to, make additional Capital Contributions to the Partnership. Contemporaneously with the making of any such additional Capital Contributions by a Limited Partner, the General Partner shall be obligated to make additional Capital Contributions to the Partnership such that the General Partner shall at all times, in the aggregate, have at least a 0.01% General Partner Percentage Interest. Except as set forth in the immediately preceding sentence, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.”

Section 2.2 Transfer of a General Partner’s Percentage Interest.

Section 10.2 of the Existing Agreement shall be superseded and replaced in its entirety with the following:

“10.2 Transfer of a General Partner’s Percentage Interest. If the general partner of the MLP transfers its Percentage Interest as a general partner therein to any Person in accordance with the provisions of the MLP Agreement, the General Partner of the Partnership shall contemporaneously therewith transfer its General Partner Percentage Interest to such Person, and the Limited Partners hereby expressly consent to such transfer. Except (a) for the transfer and conveyance of the Revised ILP General Partner Interest (as such term is defined in the IP Restructuring Agreement) pursuant to Section 2.1 of the IP Restructuring Agreement, (b) for the recharacterization and conversion of the Revised ILP General Partner Interest and Revised ILP Limited Partner Interest (as such term is defined in the IP Restructuring Agreement) pursuant to Section 2.2 of the IP Restructuring Agreement and (c) as set forth in the immediately preceding sentence, a General Partner may not transfer all or any part of its Partnership Interest as a general partner in the Partnership.”

ARTICLE III

MISCELLANEOUS

Section 3.1 Other Assurances.

From time to time after the date hereof, and without any further consideration, the parties to this Amendment No. 1 shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Amendment No. 1.

Section 3.2 Successors and Assigns.

This Amendment No. 1 shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

Section 3.3 Third-Party Rights.

The provisions of this Amendment No. 1 are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third-party beneficiary of any of the provisions of this Amendment No. 1.

Section 3.4 Counterparts.

This Amendment No. 1 may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 3.5 Governing Law.

The Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 3.6 Severability.

If any of the provisions of this Amendment No. 1 are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Amendment No. 1. Instead, this Amendment No. 1 shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Amendment No. 1 at the time of execution of this Amendment No. 1.

Section 3.7 Amendment or Modification.

The Amendment No. 1 may be amended or modified form time to time only by the written agreement of all the parties hereto.

Section 3.8 Continuation of Agreement.

The Existing Agreement, as amended by this Amendment No. 1, shall continue in full force and effect from and after the date hereof.

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IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by the parties hereto as of the date first above written.

GENERAL PARTNER:

By:	ONEOK ILP GP, L.L.C.

By:	/s/ James C. Kneale
Name:	James C. Kneale
Title:	Executive Vice President – Finance and Administration and Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as

Limited Partners of the Partnership, pursuant to

powers of attorney now and hereafter executed in

favor of, and granted and delivered to an officer of

the General Partner

By:	ONEOK ILP GP, L.L.C.
As attorney-in-fact for all Limited Partners pursuant to the power of attorney in Section 1.4 of the Existing Agreement

By:	/s/ James C. Kneale
Name:	James C. Kneale
Title:	Executive Vice President – Finance and Administration and Chief Financial Officer